UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 10, 2011

Quest Software, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26937	33-0231678
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Polaris Way, Aliso Viejo, California		92656
(Address of principal executive offices)		(Zip Code)

(949) 754-8000

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Executive Compensation Arrangements for 2011

On March 10, 2011, the Compensation Committee of the Board of Directors of Quest Software, Inc. (“Quest” or the “Company”) approved executive compensation arrangements for the Company’s executive officers for 2011. The compensation arrangements are designed to support Quest’s objectives to attract, retain and motivate executive talent, to achieve revenue growth and enhance profitability, and to maximize shareholder value in the highly competitive information technology software marketplace.

Base Salaries. Annual base salaries of the executive officers for 2011 are as follows:

Vincent C. Smith, Executive Chairman	$1,000,000
Douglas F. Garn, President and Chief Executive Officer	$850,000
Scott J. Davidson, Senior Vice President and Chief Financial Officer	$425,000
Steve Dickson, Senior Vice President, Product Management	$425,000
Alan Fudge, Senior Vice President, Worldwide Sales	$500,000

Discretionary Target Cash Bonus Awards. The Compensation Committee also determined discretionary variable cash bonus targets for the executive officers, which are designed to provide incentives for the executives to perform to the best of their abilities and achieve certain operational, strategic and regional objectives and initiatives or complete certain projects. The executives will become eligible to earn some or all of their respective discretionary bonus targets, to be determined at the discretion of the Compensation Committee, including the opportunity to earn up to 125% of their target bonus amounts based on superior performance relative to designated objectives. The 2011 discretionary bonus targets for the executive officers are as follows:

Vincent C. Smith, Executive Chairman	$300,000
Douglas F. Garn, President and Chief Executive Officer	$255,000
Scott J. Davidson, Senior Vice President and Chief Financial Officer	$78,000
Steve Dickson, Senior Vice President, Product Management	$60,000
Alan Fudge, Senior Vice President, Worldwide Sales	$100,000

Stock Option Awards. The Compensation Committee also determined to grant non-qualified stock options (the “Option Awards”) under the Company’s 2008 Stock Incentive Plan (the “2008 Plan”) to the executive officers, with such Option Awards covering the numbers of shares of the Company’s common stock set forth below:

Vincent C. Smith, Executive Chairman	575,000
Douglas F. Garn, President and Chief Executive Officer	400,650
Scott J. Davidson, Senior Vice President and Chief Financial Officer	155,500
Steve Dickson, Senior Vice President, Product Management	110,000
Alan Fudge, Senior Vice President, Worldwide Sales	140,000

The Option Awards were granted on March 10, 2011 and have an exercise price equal to the closing price of a share of the Company’s common stock as reported on The Nasdaq Global Select Market on that day. The Option Awards will vest over a five-year period, subject to continued employment with the Company, with 20% vesting on the first anniversary of the date of grant and an additional 10% vesting at the end of each six-month period thereafter. The Option Awards are contingent on execution of the Company’s form of stock option agreement and are subject to the terms and conditions of the 2008 Plan.

Executive Incentive Plan Awards. The Compensation Committee also determined target cash bonus awards for 2011 under the Company’s Executive Incentive Plan (the “Executive Incentive Plan”) that will be subject to satisfaction of performance objectives for total revenues and pro forma operating margin for the 2011 calendar year. These target cash bonus awards for the executive officers for 2011 are as follows:

Vincent C. Smith, Executive Chairman	$700,000
Douglas F. Garn, President and Chief Executive Officer	$595,000
Scott J. Davidson, Senior Vice President and Chief Financial Officer	$182,000
Steve Dickson, Senior Vice President, Product Management	$140,000
Alan Fudge, Senior Vice President, Worldwide Sales	$250,000

The maximum cash award any executive officer may earn is 125% of his target cash bonus award, and the amount of the ultimate award will be reduced if actual achievement of the performance criteria is determined to be below the specified objectives. The Compensation Committee retains discretion to reduce or eliminate (but not increase) the cash bonus awards that would otherwise be payable under the Executive Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUEST SOFTWARE, INC.

Date: March 15, 2011	By:	/s/ David P. Cramer
David P. Cramer
Vice President, General Counsel and Secretary